Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259209

PROSPECTUS

5,750,000 Shares of Common Stock
4,770,008 Shares of Common Stock by the Selling Stockholders

This prospectus relates to the proposed resale or other disposition from time to time of up to an aggregate of 4,770,008 shares of the common stock, par value $0.0001 per share, of 180 Life Sciences Corp., a Delaware corporation, by the selling stockholders identified in this prospectus. The shares of common stock being registered for resale hereunder consist of: (i) 46,203 shares of our common stock held by certain of the selling stockholders identified in our Registration Statement on Form S-1 (File No. 333-249539) filed on October 19, 2020 (the “October Selling Stockholders”) (the “Original Shares”); (ii) 33,963 shares issuable upon the exercise of the Private Placement Warrants (as defined herein) held by certain of the October Selling Stockholders (the “Original Warrants”); (iii) 2,259,000 shares issuable to certain of the selling stockholders upon the exercise of warrants to purchase shares of our common stock that were issued to such selling stockholders upon the closing of the private placement contemplated by the February SPA (the “February PIPE Warrants”); (iv) 151,633 shares issued to certain of the selling stockholders upon the conversion of the Bridge Notes (as defined herein) (the “Bridge Note Shares”); (v) 2,175,000 shares issuable to certain of the selling stockholders upon the exercise of warrants to purchase shares of our common stock that were issued to such selling stockholders upon the closing of the private placement contemplated by the August SPA (as defined herein) (the “August PIPE Warrants”); (vi) 5,551 shares issued to Alpha Capital Anstalt pursuant to the Alpha Settlement Agreement (as defined herein) (the “Alpha Shares”); (vii) 25,000 shares issuable to Alpha Capital Anstalt upon the exercise of the Alpha Settlement Warrants (as defined herein); (viii) 10,000 shares issued to EarlyBirdCapital, Inc. pursuant to the Settlement and Mutual Release Agreement dated as of May 4, 2021, by and between us and EarlyBirdCapital, Inc. (the “EarlyBird Shares”); and (ix) 63,658 shares issuable upon the exercise of a warrant to purchase shares of our common stock that was issued to Alliance Global Partners on March 12, 2021 (the “AGP Warrant”).

This prospectus also relates to the offer and sale of up to 5,750,000 shares of common stock that are issuable by us upon the exercise of our public warrants (the “Public Warrants”), which Public Warrants were included as part of the units that we issued in our initial public offering (the “IPO”).

The Original Warrants, the February PIPE Warrants, the August PIPE Warrants, the Alpha Settlement Warrants, the AGP Warrant, and the Public Warrants are initially exercisable at exercise prices of $11.50, $5.00, $7.50, $7.07, $5.28 and $11.50 per share of common stock, respectively. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of common stock by the selling stockholders. However, if all of the February PIPE Warrants, the August PIPE Warrants, the Alpha Settlement Warrants, the AGP Warrant and the Public Warrants that are covered by this prospectus are exercised for cash, we may receive proceeds of up to approximately $390,575, $11.3 million, $16.3 million, $176,750, $336,114 and $66.1 million, respectively.

The selling stockholders or their pledgees, assignees, transferees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through underwriters, broker-dealers or agents, in public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 18 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

Investing in these securities involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus.

Our common stock and Public Warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “ATNF” and “ATNFW,” respectively. On June 23, 2022, the closing sale price of our common stock was $0.87 per share, and the closing sale price of our warrants was $0.21 per warrant.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2022.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained or incorporated by reference in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained or incorporated by reference in a prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” and any free writing prospectus that we may prepare and distribute.

Our logo and some of our trademarks and tradenames are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of others. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the®, ™ and SM symbols. References to our trademarks, tradenames and service marks are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensors if any, nor that respective owners to other intellectual property rights will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

The market data and certain other statistical information used throughout this prospectus, any prospectus supplement or any applicable free writing prospectuses are based on independent industry publications, reports by market research firms or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosures contained in this prospectus, any prospectus supplement or any applicable free writing prospectuses, and we believe these industry publications and third-party research, surveys and studies are reliable. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” contained or incorporated by reference in this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. Some market and other data included herein, as well as the data of competitors as they relate to 180 Life Sciences Corp., is also based on our good faith estimates.

Unless the context requires otherwise, references to the “Company,” “we,” “us,” “our,” “180 Life”, “180LS” and “180 Life Sciences Corp.” refer specifically to 180 Life Sciences Corp. and its consolidated subsidiaries. References to “KBL” refer to the Company prior to the Closing (as defined below).

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including documents incorporated by reference herein) contains forward-looking statements under federal securities laws, including within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this prospectus (including documents incorporated by reference herein). Forward-looking statements include, but are not limited to, any statements that are not statements of current or historical facts. These statements are based on management’s current expectations, but actual results may differ materially due to various factors, including, but not limited to:

●	our ability to execute our plans to develop, manufacture, distribute and market new drug products and the timing and costs of these development, manufacturing, distribution and marketing programs, including approval by the applicable regulatory authorities;

●	regulatory developments in the United States and foreign countries;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	our ability to obtain additional financing to advance our business and the terms of any further financing, which may be highly dilutive and may include onerous terms;

●	the continued impact of the COVID-19 pandemic on our business operations and our research and development initiatives;

●	the sufficiency of our existing capital resources combined with future anticipated cash flows to finance our operating requirements; and

●	our ability to maintain our listing on Nasdaq.

Any forward-looking statements in this prospectus (including documents incorporated by reference herein) reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, any applicable prospectus supplement and the documents incorporated by reference in this prospectus and any applicable prospectus supplement. You should read all such documents carefully, and you should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus, any applicable prospectus supplement, in our most recent Annual Report on Form 10-K, in any subsequent Quarterly Reports on Form 10-Q and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, before deciding to buy our securities.

Unless otherwise specified, share calculations do not include any shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock.

Overview

We are a clinical stage biotechnology company headquartered in Palo Alto, California, focused on the development of therapeutics for unmet medical needs in chronic pain, inflammation and fibrosis by employing innovative research, and, where appropriate, combination therapy. We were founded by Prof. Sir Marc Feldmann, Prof. Lawrence Steinman, Prof. Raphael Mechoulam, Dr. Jonathan Rothbard and Prof. Jagdeep Nanchahal, all of whom are scientists in the biotechnology and pharmaceutical sectors with significant experience, and previous success, in drug discovery. These scientists are from the University of Oxford, Stanford University and Hebrew University of Jerusalem, and our management team has extensive experience in financing and growing early-stage healthcare companies.

We have three different product development platforms that are focused on different diseases or medical conditions, and that target different factors, molecules or proteins, as follows:

●	Anti-TNF platform: focusing on fibrosis and anti-tumor necrosis factor (“anti-TNF”);

●	SCAs platform: focusing on drugs which are synthetic cannabidiol (“CBD”) or cannabigerol analogs (“SCAs”); and

●	α7nAChR platform: focusing on alpha 7 nicotinic acetylcholine receptor (“α7nAChR”).

Our lead product candidate recently completed a successful Phase 2b clinical trial in the United Kingdom and the Netherlands for early-stage Dupuytren’s Contracture, a condition that affects the development of fibrous connective tissue in the palm of the hand. On April 29, 2022, final results from the trial were published in The Lancet Rheumatology. The study demonstrated that the primary end point of nodule hardness and the secondary end point of nodule size on ultrasound scan were met with statistically significant differences. There were no treatment-related serious adverse events in the trial. Currently, we are conducting clinical trials only for certain indications under the anti-TNF platform. Of our three product development platforms, only one, the SCAs platform, involves products that are related to CBD (and not to cannabis or tetrahydrocannabinol), and no clinical trials for any indications or products under the SCAs platform are currently being conducted in the United States or abroad. We are currently undertaking preclinical research and development activities for the SCA and the α7nAChR platforms.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Corporate Information

We were originally formed as KBL Merger Corp. IV, a blank check company organized under the laws of the State of Delaware on September 7, 2016, which consummated its initial public offering (our “IPO”) on June 7, 2017. On July 25, 2019, we entered into a business combination agreement and, on November 6, 2020 (the “Closing”), we consummated the transactions contemplated by the business combination agreement (the “Business Combination”) and changed our name to 180 Life Sciences Corp.

Our principal executive offices are located at 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, California 94306, and our telephone number is (650) 507-0669. We maintain a website at www.180lifesciences.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

THE OFFERING

Common Stock offered by the Selling Stockholders:

We are registering the resale by the selling stockholders named in this prospectus, or their permitted transferees, of an aggregate of up to an aggregate of 4,770,008 shares of common stock by the selling stockholders identified in this prospectus. The shares of common stock being registered for resale hereunder consist of: (i) 46,203 Original Shares; (ii) 33,963 shares issuable upon the exercise of the Original Warrants; (iii) 2,259,000 shares issuable upon the exercise of the February PIPE Warrants; (iv) 151,633 Bridge Note Shares; (v) 2,175,000 shares issuable upon the exercise of the August PIPE Warrants; (vi) 5,551 Alpha Shares; (vii) 25,000 shares issuable upon the exercise of the Alpha Settlement Warrants; (viii) 10,000 EarlyBird Shares; and (ix) 63,658 shares issuable upon the exercise the AGP Warrant.

In addition, we are registering the offer and sale of up to 5,750,000 shares of common stock that are issuable by us upon the exercise of the Public Warrants.

Common stock outstanding prior to this offering:	34,143,823 shares as of June 1, 2022.

Use of proceeds:	The selling stockholders will receive the proceeds from the sale of the shares of common stock offered hereby. We will not receive any proceeds from the sale of the shares of common stock. However, if all of the Original Warrants, the February PIPE Warrants, the August PIPE Warrants, the Alpha Settlement Warrants, the AGP Warrant and the Public Warrants that are covered by this prospectus are exercised for cash, we may receive proceeds of up to approximately $390,575, $11.3 million, $16.3 million, $176,750, $336,114 and $66.1 million, respectively.

Risk Factors:	The purchase of our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Nasdaq symbols:	Our common stock and Public Warrants are listed on Nasdaq under the symbols “ATNF” and “ATNFW”, respectively.

The number of shares of our common stock outstanding is based on 34,143,823 shares outstanding as of June 1, 2022, and excludes, as of such date:

●	5,275 shares of common stock issuable upon the conversion of the exchangeable shares issued concurrently with the reorganization that occurred in connection with the Business Combination;

●	3,259,000 shares of common stock issuable upon the exercise of outstanding stock options; and

●	5,750,000 shares of common stock issuable upon the exercise of outstanding Public Warrants exercisable at an exercise price of $11.50 per share, 251,250 shares of common stock issuable upon the exercise of outstanding Private Placement Warrants exercisable at an exercise price of $11.50 per share, 2,564,000 shares of common stock issuable upon the exercise of February PIPE Warrants at an exercise price of $5.00 per share, 25,000 shares of common stock issuable upon the exercise of the Alpha Settlement Warrants at an exercise price of $7.07 per share, 63,658 shares of common stock issuable upon the exercise of the AGP Warrant at an exercise price of $5.28 per share, and 2,500,000 shares of common stock issuable upon the exercise of the August PIPE Warrants at an exercise price of $7.50 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in or incorporated by reference into this prospectus, including those in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other documents we file with the SEC, before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The selling stockholders will receive all of the proceeds from this offering. However, if all of the Original Warrants, the February PIPE Warrants, the August PIPE Warrants, the Alpha Settlement Warrants, the AGP Warrant and the Public Warrants that are covered by this prospectus are exercised for cash, we may receive proceeds of up to approximately $390,575, $11.3 million, $16.3 million, $176,750, $336,114 and $66.1 million, respectively. We cannot predict when, or if, the warrants will be exercised. It is possible that the warrants may expire and may never be exercised for cash. We intend to use any proceeds from the exercise of the warrants for general corporate and working capital purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Original Warrants, the February PIPE Warrants, the August PIPE the Warrants, the Alpha Settlement Warrants, the AGP Warrant and the Public Warrants.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our second amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

We are authorized to issue 100,000,000 shares of our common stock and 5,000,000 shares of our preferred stock, par value $0.0001. As of June 1, 2022, 34,143,823 shares of our common stock were outstanding. As of June 1, 2022, 1,000,000 shares of preferred stock have been designated as Series A Convertible Preferred Stock (of which none are outstanding, and of which 1,000,000 shares were previously issued and subsequently converted into an aggregate of 1,619,144 shares of common stock in 2020), one share of preferred stock has been designated as a Class C Special Voting Share, of which one is outstanding, and one share of preferred stock has been designated as a Class K Special Voting Share, of which one is outstanding. As of June 1, 2022, there were 72 holders of record of our common stock. The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders and do not have the right to cumulate votes in the election of directors.

Holders of common stock will be entitled to receive dividends and other distributions, if any, in amounts declared from time to time by our board of directors (the “Board”) in its discretion out of funds legally available therefor and shall share equally on a per share basis in these dividends and distributions.

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Our Board is divided into two classes, with only one class of directors being elected in each year and each class generally serving a two-year term.

Preferred Stock

Our second amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Warrants

Private Placement Warrants

The warrants included in the private placement units issued to our Sponsor and the underwriters in a private placement simultaneously with the closing of our IPO (the “Private Placement Warrants”) are not be redeemable by us so long as they are held by the Sponsor, the underwriters of our IPO or their permitted transferees. In addition, for as long as the private placement warrants are held by the underwriters of our IPO or their designees or affiliates, they may not be exercised after five years from the effective date of the registration statement relating to our IPO. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants that were sold as part of the units in our IPO. If the Private Placement Warrants are held by holders other than the Sponsor, the underwriters of our IPO or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units that were sold in our IPO.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and permitted transferees is because it was not known whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate. The resale of 33,963 shares of our common stock issuable upon the exercise of the Private Placement Warrants is being registered by the registration statement of which this prospectus forms a part.

February PIPE Warrants

On February 19, 2021, we entered into a securities purchase agreement (the “February SPA”) with certain purchasers (the “February Purchasers”) pursuant to which we agreed to sell an aggregate of 2,564,000 shares of our common stock (the “February Shares”) and warrants to purchase up to an aggregate of 2,564,000 shares of our common stock (the “February PIPE Warrants”), at a combined purchase price of $4.55 per share and accompanying February PIPE Warrant (the “February Offering”). The February Offering closed on February 23, 2021. The resale of 2,259,000 shares of our common stock issuable upon the exercise of the February PIPE Warrants is being registered by the registration statement of which this prospectus forms a part.

The February PIPE Warrants have an exercise price equal to $5.00, were immediately exercisable and are subject to customary anti-dilution adjustments for stock splits or dividends or other similar transactions. However, the exercise price of the February PIPE Warrants will not be subject to adjustment as a result of subsequent equity issuances at effective prices lower than the then-current exercise price. The February PIPE Warrants are exercisable until February 23, 2026. The February PIPE Warrants are subject to a provision prohibiting the exercise of such February PIPE Warrants to the extent that, after giving effect to such exercise, the holder of such February PIPE Warrants (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% of the outstanding common stock (which may be increased to 9.99% on a holder by holder basis, with 61 days prior written consent of the applicable holder).

August PIPE Warrants

On August 19, 2021, we entered into a securities purchase agreement (the “August SPA”) with certain purchasers (the “August Purchasers”), pursuant to which we agreed to sell an aggregate of 2,500,000 shares of our common stock (the “August Shares”) and warrants to purchase up to an aggregate of 2,500,000 shares of our common stock (the “August PIPE Warrants”), at a combined purchase price of $6.00 per share and accompanying August PIPE Warrant (the “August Offering”). The August Offering closed on August 23, 2021. The resale of 2,175,000 shares of our common stock issuable upon the exercise of the August PIPE Warrants is being registered by the registration statement of which this prospectus forms a part.

The August PIPE Warrants have an exercise price equal to $7.50, were immediately exercisable and are subject to customary anti-dilution adjustments for stock splits or dividends or other similar transactions. However, the exercise price of the August PIPE Warrants will not be subject to adjustment as a result of subsequent equity issuances at effective prices lower than the then-current exercise price. The August PIPE Warrants are exercisable until August 23, 2026. The August PIPE Warrants are subject to a provision prohibiting the exercise of such August PIPE Warrants to the extent that, after giving effect to such exercise, the holder of such August PIPE Warrants (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% of the outstanding common stock (which may be increased to 9.99% on a holder by holder basis, with 61 days prior written consent of the applicable holder).

Alpha Settlement Warrants

On July 31, 2021, we reached an agreement to settle the amounts allegedly due pursuant to a certain convertible note agreement entered into with Alpha Capital Anstalt on September 8, 2020 (the “Alpha Note”). Our Board determined it was in our best interest to settle all claims which had been made or could be made with respect to the Alpha Note and entered into that certain Mutual Release and Settlement Agreement dated as of July 31, 2021, by and between us and Alpha Capital Anstalt (the “Alpha Settlement Agreement”). Pursuant to the Alpha Settlement Agreement, among other things, we issued to Alpha 150,000 shares of our common stock, as well as three-year warrants to purchase, on or prior to August 2, 2024, up to 25,000 shares of our common stock at an initial exercise price of $7.07 per share of common stock (subject to adjustment as set forth therein, but not as a result of subsequent issuances of equity or equity-linked securities at prices below the then-effective exercise price) (the “Alpha Settlement Warrants”). The resale of 25,000 shares of our common stock issuable upon the exercise of the Alpha Settlement Warrants is being registered by the registration statement of which this prospectus forms a part.

Alliance Global Warrants

In connection with the Closing, we became obligated to assume five-year warrants for the purchase of 63,658 shares of common stock at an exercise price of $5.28 per share (the “AGP Warrant Liability”) that had originally been issued by KBL to an investment banking firm in connection with a prior private placement. On March 12, 2021, we issued the AGP Warrant to purchase up to an aggregate of 63,658 shares of common stock at an exercise price of $5.28 per share, subject to adjustment, in full satisfaction of the AGP Warrant Liability. The purchase of shares pursuant to the AGP Warrant is limited at any given time not to exceed a beneficial ownership of 4.99% of the then total number of issued and outstanding shares of common stock. The warrant is exercisable at any time between May 2, 2021 and May 2, 2025. The resale of 63,658 shares of our common stock issuable upon the exercise of the AGP Warrants is being registered by the registration statement of which this prospectus forms a part.

Public Warrants

Each of the warrants to purchase shares of our common stock sold as part of the units in our IPO (whether they were purchased in such offering or thereafter in the open market) (the “Public Warrants”) entitles the registered holder to purchase one-half of one share of our common stock at a price of $5.75 per half share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our IPO or 30 days after the completion of the Business Combination. If a Public Warrant holder holds two warrants, such Public Warrants will be exercisable for one share of our common stock. The Public Warrants must be exercised for whole shares. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than thirty (30) days, after the Closing, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the Public Warrants. We will use our best efforts to cause the same to become effective within 90 days after the Closing and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrant in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under the blue sky laws of the state of residence in those states in which the Public Warrants were initially offered by us in this offering.

Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Public Warrant holder; and

●	if, and only if, the reported last sale price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify the shares of common stock under the blue sky laws of the state of residence in those states in which the Public Warrants were initially offered by us.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $11.50 Public Warrant exercise price (for whole shares) after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after our Business Combination. If we call our Public Warrants for redemption and our management does not take advantage of this option, KBL IV Sponsor LLC, the sponsor of our IPO (the “Sponsor”), and its permitted transferees would still be entitled to exercise their private placement Public Warrants contained in the private placement units for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all Public Warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by our company in connection with redemption rights held by stockholders of our company as provided for in our amended and restated certificate of incorporation) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Public Warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Public Warrant Value (as defined in the warrant agreement) of the Public Warrant in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the Public Warrant holder for the loss of the option value portion of the Public Warrant value due to the requirement that the Public Warrant holder exercise the Public Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Public Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Public Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Public Warrant holder. As a result, Public Warrant holders not purchasing an even number of Public Warrants must sell any odd number of Public Warrants in order to obtain full value from the fractional interest that will not be issued.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our second amended and restated certificate of incorporation provides that our Board be classified into two classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Securities Eligible for Future Sale

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of common stock then outstanding; or

●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Registration Rights

Registration Rights of Sponsor and Underwriters

The holders of (i) the shares of our common stock initially purchased by our Sponsor in a private placement prior to our IPO and (ii) the units (and their component securities) issued to our Sponsor and the underwriters simultaneously with the closing of our IPO (the “private placement units”) and their permitted transferees are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of our IPO. The holders of these securities and their permitted transferees are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders and their permitted transferees have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggy-back” registration rights after five (5) and seven (7) years after the effective date of the registration statement relating to our IPO and may not exercise their demand rights on more than one occasion.

Registration Rights of Private Placement Investors

Pursuant to the terms of the convertible bridge notes issued by 180 Life Corp. in December 27, 2019 and January 3, 2020 to various purchasers (the “Bridge Notes”), on March 8, 2021 the Bridge Notes were converted by the holders into an aggregate of 158,383 Bridge Note Shares at a conversion price of $2.73 per share. 180 Life Corp. agreed to register with the SEC the resale of the shares of common stock issued to such investors, as well as the Bridge Note Shares.

Pursuant to the February SPA, we entered into a registration rights agreement, dated as of February 23, 2021, with the February Purchasers (the “February Registration Rights Agreement”). Pursuant to the February Registration Rights Agreement that we entered into with the investors signatory thereto, we agreed to file a registration statement with the SEC to register the resale of the February Shares and the shares of common stock issuable upon exercise of the February PIPE Warrants, each issued to such investors upon the closing of the February Offering.

Pursuant to the Alpha Settlement Agreement, we agreed to file a registration statement with the SEC to register the resale of the 150,000 Alpha Shares issued to Alpha Capital Anstalt, as well as the resale of the 25,000 shares of our common stock issuable upon the exercise of the Alpha Settlement Warrants.

Pursuant to the August SPA, we entered into a registration rights agreement, dated as of August 23, 2021, with the August Purchasers (the “August Registration Rights Agreement”). Pursuant to the August Registration Rights Agreement that we entered into with the investors signatory thereto, we agreed to file a registration statement with the SEC to register the resale of the August Shares and the shares of common stock issuable upon exercise of the August PIPE Warrants, each issued to such investors upon the closing of the August Offering.

Stock Exchange Listing

Our common stock and Public Warrants are currently listed on Nasdaq under the symbols “ATNF” and “ATNFW”, respectively.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders consists of: (i) 46,203 Original Shares; (ii) 33,963 shares issuable upon the exercise of the Original Warrants; (iii) 2,259,000 shares issuable upon the exercise of the February PIPE Warrants; (iv) 151,633 Bridge Note Shares; (v) 2,175,000 shares issuable upon the exercise of the August PIPE Warrants; (vi) 5,551 Alpha Shares; (vii) 25,000 shares issuable upon the exercise of the Alpha Settlement Warrants; (viii) 10,000 EarlyBird Shares; and (ix) 63,658 shares issuable upon the exercise the AGP Warrants. For additional information regarding the Original Warrants, the February PIPE Warrants, the August PIPE Warrants, the Alpha Settlement Warrants, and the AGP Warrants, see the section entitled “Description of Securities” above.

We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for: (i) with respect to the selling stockholders who are also party to the February SPA, the ownership of the securities that were issued to such selling stockholders pursuant to the February SPA; (ii) with respect to the Bridge Note Shares, the selling stockholders who acquired the Bridge Note Shares (upon conversion of the Bridge Notes) that are being registered for resale hereunder; (iii) with respect to the selling stockholders who are also party to the August SPA, the ownership of the securities that were issued to such selling stockholders pursuant to the August SPA; and (iv) with respect to Alpha Capital Anstalt, the ownership of the securities that were issued to such selling stockholder pursuant to the August SPA and the Alpha Settlement Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and warrants, as of May 4, 2022, assuming exercise of the warrants held by the selling stockholders on that date, if any, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement that we entered into with the selling stockholders who acquired their shares of common stock and warrants pursuant to the August SPA, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to such selling stockholders pursuant to the August SPA and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants issued to such selling stockholders, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the warrants.

The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants that were issued pursuant to the August SPA, and also pursuant to the Alpha Settlement Warrant, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After the Offering
6714269 Canada Inc.(1)	16,672	16,672	-0-
Alliance Global Partners(2)	63,658	63,658	-0-
Alpha Capital Anstalt(3)	380,551	380,551	-0-
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(4)	515,000	515,000	-0-
Boothbay Absolute Return Strategies, LP(5)	494,133	494,133	-0-
Boothbay Diversified Alpha Master Fund LP(6)	251,840	251,840	-0-
BPY Limited(7)	252,000	252,000	-0-
CFM Financial Consulting Inc.(8)	5,954	5,954	-0-
Chardan Capital Markets LLC(9)	8,690	8,690	-0-
Daniel Nahon(10)	170,000	119,085	50,915
EarlyBirdCapital, Inc.(11)	10,000	10,000	-0-
Ed Chaplin and Christine Chaplin(12)	9,922	9,922	-0-
Hudson Bay Master Fund Ltd(13)	665,000	665,000	-0-
I-Bankers Securities Inc.(14)	8,690	8,690	-0-
Intracoastal Capital, LLC(15)	606,500	606,500	-0-
Iroquois Capital Investment Group LLC(16)	31,583	31,583	-0-
Iroquois Master Fund Ltd.(17)	523,417	523,417	-0-
Kingsbrook Opportunities Master Fund LP(18)	366,527	366,527	-0-
Ladenburg Thalmann & Co. Inc.(19)	162,786	62,786	100,000
Nomis Bay Ltd.(20)	378,000	378,000	-0-

(1)	The shares of common stock being offered by the selling stockholder pursuant to this prospectus consist of 16,672 shares that were issued to the selling stockholder upon the conversion of the Bridge Notes. The address for the selling stockholder is 99 Holland Avenue, Suite 101, Ottawa, Ontario Canada K1Y 0Y1, Attn: Sebastien Charles, President.

(2)	Represents 63,658 shares of common stock issuable to the selling stockholder upon exercise of the AGP Warrants. The address for the selling stockholder is 590 Madison Avenue, 28th Floor, New York, New York, Attn: Thomas Higgins.

(3)	The shares of common stock to be sold pursuant to this prospectus includes shares issuable upon the exercise of warrants (i) issued pursuant to the February SPA to purchase up to 200,000 shares of common stock, (ii) issued pursuant to the August SPA to purchase up to 150,000 shares of common stock, and (iii) issued pursuant to the Alpha Settlement Agreement to purchase up to 25,000 shares of common stock. The address for the selling stockholder is Lettstrasse 32, Vaduz 9490, Liechtenstein. Nicola Feuerstein, a Director of the selling stockholder, holds voting and dispositive power over the securities held by the selling stockholder.

(4)	The shares of common stock to be sold pursuant to this prospectus includes shares issuable upon the exercise of warrants (i) issued pursuant to the February SPA to purchase up to 240,000 shares of common stock and (ii) issued pursuant to the August SPA to purchase up to 275,000 shares of common stock. Ayrton Capital LLC (“Ayrton Capital”), the investment manager to Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B (“Master Fund”), has discretionary authority to vote and dispose of the shares held by Master Fund and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital, may also be deemed to have investment discretion and voting power over the shares held by Master Fund. Ayrton Capital and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital is 55 Post Road West, 2nd Floor, Westport, CT 06880.

(5)	The shares of common stock to be sold pursuant to this prospectus includes shares issuable upon the exercise of warrants (i) issued pursuant to the February SPA to purchase up to 316,941 shares of common stock and (ii) issued pursuant to the August SPA to purchase up to 177,192 shares of common stock. The address for the selling stockholder is c/o Boothbay Fund Management, LLC, 140 East 45th Street, 14th Floor, New York, NY 10017. Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“BBARS”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has the power to vote and the power to direct the disposition of all securities held by BBARS. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(6)	The shares of common stock to be sold pursuant to this prospectus includes shares issuable upon the exercise of warrants (i) issued pursuant to the February SPA to purchase up to 161,532 shares of common stock and (ii) issued pursuant to the August SPA to purchase up to 90,308 shares of common stock. The address for the selling stockholder is c/o Boothbay Fund Management, LLC, 140 East 45th Street, 14th Floor, New York, NY 10017. Boothbay Diversified Alpha Master Fund LP, a Cayman Islands limited partnership (“BBDAMF”), is managed by Boothbay. Boothbay, in its capacity as the investment manager of BBDAMF, has the power to vote and the power to direct the disposition of all securities held by BBDAMF. Ari Glass is the Managing Member of Boothbay. Each of BBDAMF, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(7)	The shares of common stock to be sold pursuant to this prospectus includes shares issuable upon the exercise of warrants (i) issued pursuant to the February SPA to purchase up to 122,000 shares of common stock and (ii) issued pursuant to the August SPA to purchase up to 130,000 shares of common stock. Murchinson Ltd. (“Murchinson”), as sub-advisor to BPY Limited, has voting and investment power with respect to these shares. Marc Bistricer, in his capacity as CEO of Murchinson, may also be deemed to have investment discretion and voting power over the shares held by BPY Limited. Each of Mr. Bistricer and Murchinson disclaims any beneficial ownership of these shares except of any pecuniary interests therein. The principal business address of Murchinson Ltd. 400-145 Adelaide Street West, Toronto, ON, M5H4E5.

(8)	The shares of common stock being offered by the selling stockholder pursuant to this prospectus consist of 5,954 shares that were issued to the selling stockholder upon the conversion of the Bridge Notes. The address for the selling stockholder is 99 Holland Avenue, Suite 101, Ottawa, Ontario Canada K1Y 0Y1, Attn: Sebastien Charles, Co-President.

(9)	The shares of common stock being offered by the selling stockholder pursuant to this prospectus consist of: (i) 5,431 shares that were included in the units that we issued to the selling stockholder in a private placement that closed in connection with our IPO; (ii) 543 shares that were issued to the selling stockholder upon the conversion of 5,432 rights that were included in the units that we issued to the selling stockholder in a private placement that closed in connection with our IPO, which rights converted upon the Closing; and (iii) 2,716 shares are shares that are issuable to the selling stockholder upon the exercise of warrants to purchase shares of our common stock at an exercise price of $11.50 per whole share that were included in the units what we issued to the selling stockholder in a private placement that closed in connection with our IPO. The address for the selling stockholder is 17 State Street, Suite 2100, New York, NY 10004. Steven Urbach holds voting and dispositive power over the securities held by the selling stockholder.

(10)	The shares of common stock being offered by the selling stockholder pursuant to this prospectus consist of 119,085 shares that were issued to the selling stockholder upon the conversion of the Bridge Notes. The address for the selling stockholder is 130 Willingdon Road, Ottawa, Ontario, Canada K1M 2G1.

(11)	The address for the selling stockholder is 366 Madison Avenue, Suite 800, New York, New York 10017.

(12)	The shares of common stock being offered by the selling stockholder pursuant to this prospectus consist of 9,922 shares that were issued to the selling stockholder upon the conversion of the Bridge Notes. The address for the selling stockholder is 1739 Ortona Avenue, Ottawa, Ontario, Canada, K2C 1W8.

(13)	The shares of common stock to be sold pursuant to this prospectus includes shares issuable upon the exercise of warrants (i) issued pursuant to the February SPA to purchase up to 290,000 shares of common stock and (ii) issued pursuant to the August SPA to purchase up to 375,000 shares of common stock. The address for the selling stockholder is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(14)	The shares of common stock being offered by the selling stockholder pursuant to this prospectus consist of: (i) 5,431 shares that were included in the units that we issued to the selling stockholder in a private placement that closed in connection with our IPO; (ii) 543 shares that were issued to the selling stockholder upon the conversion of 5,431 rights that were included in the units that we issued to the selling stockholder in a private placement that closed in connection with our IPO, which rights converted upon the Closing; and (iii) 2,716 shares are shares that are issuable to the selling stockholder upon the exercise of warrants to purchase shares of our common stock at an exercise price of $11.50 per whole share that were included in the units what we issued to the selling stockholder in a private placement that closed in connection with our IPO. The address for the selling stockholder is 1208 Shady Lane N, Keller, TX 76248, Attn: Shelley Leonard.

(15)	The shares of common stock to be sold pursuant to this prospectus includes shares issuable upon the exercise of warrants (i) issued pursuant to the February SPA to purchase up to 281,500 shares of common stock and (ii) issued pursuant to the August SPA to purchase up to 325,000 shares of common stock. The address for the selling stockholder is 245 Palm Trail, Delray Beach, FL 33483. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital, LLC, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal Capital, LLC. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the securities reported herein that are held by Intracoastal Capital, LLC.

(16)	The shares of common stock to be sold pursuant to this prospectus includes shares issuable upon the exercise of warrants issued pursuant to the August SPA to purchase up to 31,583 shares of common stock. The address for the selling stockholder is 125 Park Avenue, 25th Floor, New York, NY 10017. Richard Abbe holds voting and dispositive power over the securities held by the selling stockholder.

(17)	The shares of common stock to be sold pursuant to this prospectus includes shares issuable upon the exercise of warrants (i) issued pursuant to the February SPA to purchase up to 280,000 shares of common stock and (ii) issued pursuant to the August SPA to purchase up to 243,417 shares of common stock. The address for the selling stockholder is 125 Park Avenue, 25th Floor, New York, NY 10017. Richard Abbe holds voting and dispositive power over the securities held by the selling stockholder.

(18)	The shares of common stock to be sold pursuant to this prospectus includes shares issuable upon the exercise of warrants (i) issued pursuant to the February SPA to purchase up to 184,027 shares of common stock and (ii) issued pursuant to the August SPA to purchase up 182,500 shares of common stock. The address for the selling stockholder is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor, New York, NY 10022. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(19)	The shares of common stock being offered by the selling stockholder pursuant to this prospectus consist of: (i) 57,062 shares that were included in the units that we issued to the selling stockholder in a private placement that closed in connection with our IPO; (ii) 5,706 shares that were issued to the selling stockholder upon the conversion of 57,062 rights that were included in the units that we issued to the selling stockholder in a private placement that closed in connection with our IPO, which rights converted upon the Closing of the Business Combination; and (iii) 28,531 shares are shares that are issuable to the selling stockholder upon the exercise of warrants to purchase shares of our common stock at an exercise price of $11.50 per whole share that were included in the units what we issued to the selling stockholder in a private placement that closed in connection with our IPO. The address for the selling stockholder is 277 Park Avenue, New York, NY 10172, Attn: Steve Kaplan. The address for the selling stockholder is 277 Park Avenue, New York, NY 10172, Attn: Steve Kaplan.

(20)	The shares of common stock to be sold pursuant to this prospectus includes shares issuable upon the exercise of warrants (i) issued pursuant to the February SPA to purchase up to 183,000 shares of common stock and (ii) issued pursuant to the August SPA to purchase up to 195,000 shares of common stock. Murchinson, as sub-advisor to Nomis Bay Ltd., has voting and investment power with respect to these shares. Marc Bistricer, in his capacity as CEO of Murchinson, may also be deemed to have investment discretion and voting power over the shares held by Nomis Bay Ltd. Each of Mr. Bistricer and Murchinson disclaims any beneficial ownership of these shares except of any pecuniary interests therein. The principal business address of Murchinson Ltd. 400-145 Adelaide Street West, Toronto, ON, M5H4E5.

PLAN OF DISTRIBUTION

We are registering the issuance of up to an aggregate of 5,750,000 shares of common stock upon the exercise of the Public Warrants. We are also registering the resale by the selling stockholders of up to an aggregate of 4,770,008 shares of common stock. Each selling stockholder and any of their pledgees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for our company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information filed electronically with the SEC, which is available at http://www.sec.gov. We also make these documents available on our website at www.180lifesciences.com. Our website and the information contained, or connected to, our website is not incorporated by reference in this prospectus or any prospectus supplement, and you should not consider it part of this prospectus or any prospectus supplement.

This prospectus forms part of the registration statement on Form S-3 we filed with the SEC under the Securities Act. Whenever a reference is made in this prospectus to a contract or other document that is an exhibit to the registration statement, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein through the SEC’s website listed above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” information into this prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. Any information incorporated by reference is deemed to be part of this prospectus.

The Company incorporates by reference in this prospectus the documents set forth below that have been previously filed with the SEC as well as any filings the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and before the termination of the applicable offering; provided, however, that, except as specifically provided below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022 (as amended by Amendment No. 1 to our Annual Report on Form 10-K filed with the SEC on April 28, 2022);

●	our Definitive Proxy Statement on Schedule 14A filed on April 28, 2022 (to the extent incorporated by reference into our Annual Report on Form 10-K);

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 16, 2022;

●	our Current Reports on Form 8-K filed with the SEC on March 28, 2022, April 14, 2022, April 28, 2022, May 27, 2022 and June 14, 2022; and

●	the description of our common stock contained in the registration statement on Form 8-A (File No. 001-38105) filed with the SEC on May 31, 2017, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

Information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K of the Company, including any related exhibits under Item 9.01, will not be incorporated by reference in this prospectus.

To obtain copies of these filings, see “Where You Can Find More Information.” You may also request a copy of these filings, at no cost, by writing or telephoning to the address and telephone number set forth below:

180 Life Sciences Corp.
3000 El Camino Real, Bldg. 4, Suite 200
Palo Alto, California 94306
(650) 507-0669

LEGAL MATTERS

Certain legal matters relating to the validity of our common stock to be registered for resale hereunder has been passed upon for us by DLA Piper LLP (US), New York, New York.

EXPERTS

The consolidated financial statements of 180 Life Sciences Corp. and Subsidiaries as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance on the report, which includes an explanatory paragraph as to the 180 Life Sciences Corp.’s ability to continue as a going concern, of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.